EXHIBIT 16.1

June 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Capital Environmental Resource Inc. included in Item 9 of this Form 10-K. We agree with the statements concerning our Firm in such disclosure in Item 9 of Form 10-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP